FOR IMMEDIATE RELEASE	Contact: Mark H. Burroughs
(732) 542-2800
May 9, 2007
NASDAQ Symbol: OSTE
OSTEOTECH POSTS FIRST QUARTER RESULTS
AND RECONFIRMS 2007 OUTLOOK
Osteotech, Inc. (NASDAQ: OSTE) reported today that revenue for the first quarter of 2007 was $25.2 million, a slight increase over revenue of $25.1 million for the first quarter of 2006. Gross margins increased to 49% in the first quarter of 2007 from 47% in the first quarter of 2006, mainly due to the benefits realized from our productivity initiatives related to tissue utilization and operational productivity implemented in 2006. We generated a net loss of $.6 million or $.04 diluted net loss per share for the three months ended March 31, 2007 including the costs associated with the settlement of certain litigation and related legal fees of $1.1 million. Adjusted non-GAAP net income for the first quarter of 2007 was $.4 million or $.02 diluted net income per share excluding the aforementioned litigation settlement charge and related legal fees. Net income for the three months ended March 31, 2006 was $.5 million or $.03 diluted earnings per share.
Sam Owusu-Akyaw, Osteotech’s President and Chief Executive Officer, stated, “Exclusive of the charge for the settlement of certain litigation discussed above, financial results in the first quarter met our expectations. We made the investment in our distribution channel effectiveness initiatives, which we expect will result in an annualized cost of approximately $4.0 million. We anticipate this investment will provide incremental revenue growth in the second half of 2007. We believe we have taken the appropriate actions to effectuate our initiatives and reconfirm our outlook for revenue to grow at a 6% rate in 2007 and for 2007 diluted earnings per share to be approximately $.11.”
Mr. Owusu-Akyaw continued, “We continue to execute on our distribution and new product initiatives. All of the first-phase OsteoBiologic specialists have been hired and trained and they are beginning to make inroads in the marketplace. The Plexur™ P Biocomposite began shipping to certain centers of excellence in late-March.”
Mr. Owusu-Akyaw concluded, “We are also pleased to report we will introduce the Grafton® A-Flex™ Acetabular Graft to the market in the second quarter. The A-Flex™ Acetabular Graft, which utilizes our proprietary fiber technology, was specifically designed to fill defects in the acetabular wall during revision hip surgery. The A-Flex™ Acetabular Graft follows our strategic initiative to develop OsteoBiologic solutions for procedure-specific therapies. We continue to identify and investigate new procedural-specific products and technologies, including new product opportunities from our human collagen technologies.”

DBM Segment revenue increased 3% in the first quarter of 2007 compared to the corresponding period in 2006, mainly as a result of increased unit volume from the Xpanse™ Bone Inserts and private label DBM tissue grafts, partially offset by a decline in unit volume from Grafton® DBM. In the Traditional Tissue Segment, revenue from the worldwide distribution of traditional tissue increased 23% in the first quarter of 2007 from the first quarter of 2006 primarily due to increased unit volume. Revenue in the Hybrid/Synthetic Segment, which is primarily generated from our GraftCage™ Spacers, was $.2 million in both the first quarter of 2007 and 2006. Revenue in the Client Services Segment, which represents fees from the processing of donors for clients, was $1.9 million in each of the first quarterly periods in 2007 and 2006. A decrease in units sold in our Spinal Allografts Segment resulted in a revenue decline of 31% for the three months ended March 31, 2007 compared to the same period in 2006.
Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standard Staff Position Aug Air-1, “Accounting for Planned Major Maintenance Activities” (“AIR-1”). AIR-1 prohibits the accrue-in-advance method of accounting for planned major maintenance activities, which impacts the Company due to its annual or semi-annual plant shutdowns. The provisions of AIR-1 require that prior period financial information must be restated to reflect the impact of AIR-1 in the earliest period presented. The adoption of the provisions of AIR-1 does not have any impact on the Company’s historical annual financial position, results of operations or cash flows, but does impact the interim financial results. The adoption of AIR-1 increased net income by $.3 million for the quarter ended March 31, 2006. First quarter 2006 financial position, results of operations and cash flows have been restated for the impact of AIR-1.
Mr. Owusu-Akyaw will host a conference call on May 9 at 9:00 a.m. Eastern Time to discuss first quarter results. You are invited to listen to the conference call by dialing 706-643-1624. The conference will also be simultaneously webcast at http://www.osteotech.com. Automated playback will be available two hours after completion of the live call, through midnight, May 23, 2007, by dialing 706-645-9291 and indicating access code 7443978.
Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing OsteoBiologic solutions to surgeons and patients for the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech, this press release or the conference call, please go to Osteotech’s website at www.osteotech.com.
Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. All information in this press release is as of May 9, 2007 and the Company does not intend to update this information.
To supplement Osteotech’s financial results presented in accordance with GAAP, Osteotech provided non-GAAP net income and non-GAAP net income per share data for the three months ended March 31, 2007. The presentation of these non-GAAP financial measures should be considered in addition to the GAAP results and should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Osteotech’s management believes these non-GAAP financial measures provide meaningful supplemental information regarding the performance of the Company by excluding certain charges that may not be indicative of the core business operating results. Osteotech believes that management and investors benefit from these non-GAAP financial measures to facilitate comparisons to historical financial performance allowing for greater transparency with respect to supplemental information used by management in its decision making. GAAP measures are reconciled to comparable non-GAAP measures in the table entitled “Unaudited Reconciliation of Adjusted Net Income” following the text of this press release.
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OSTEOTECH, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Three Months
	Ended March 31,
	2007	2006 (restated)
Revenue	$25,217	$25,080

Cost of revenue	12,900	13,244

Gross profit	12,317	11,836
Marketing, selling and general and administrative	11,777	10,096
Research and development	1,077	1,172

	12,854	11,268

Operating income (loss)	(537)	568

Interest expense, net	(150)	(270)
Other	136	244

Income (loss) before income taxes	(551)	542
Income tax provision	97	43

Net Income (loss)	$(648)	$499

Earnings (loss) per share:
Basic	$(.04)	$.03
Diluted	$(.04)	$.03
Shares used in computing earnings (loss) per share:
Basic	17,419,332	17,265,853
Diluted	17,419,332	17,363,156
CONSOLIDATED SEGMENT REVENUE DETAIL
(dollars in thousands)

	Three Months
	Ended March 31,
	2007	2006 (restated)
DBM	$15,482	$14,974
Traditional Tissue	4,611	3,754
Spinal Allografts	2,788	4,036
Hybrid/Synthetic	233	218
Client Services	1,928	1,920
Other Product Lines	175	178

Revenues	$25,217	$25,080

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OSTEOTECH, INC. and SUBSIDIARIES
UNAUDITED RECONCILIATION OF ADJUSTED NET INCOME (LOSS)
(dollars in thousands, except per share amounts)

Three Months
Ended March 31,
2007
Net income (loss) — as reported	$(648)

Adjustment to net income (loss) — litigation settlement and related legal fees	1,060

Adjusted net income	$412

Adjusted earnings per share:
Basic	$.02
Diluted	$.02

Adjusted shares used in computing earnings (loss) per share — basic	17,419,332
Adjustment for restricted stock units	123,244
Adjustment for stock options	257,772

Adjusted shares used in computing earning per share — diluted	17,800,348

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OSTEOTECH, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(dollars in thousands)

	March 31,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$18,848	$17,946
Accounts receivable, net	18,179	18,507
Deferred processing costs	30,337	29,067
Inventories	1,191	1,005
Other current assets	2,517	2,795

Total current assets	71,072	69,320
Property, plant and equipment, net	35,194	36,340
Other assets	6,512	7,373

	$112,778	$113,033

Liabilities and Stockholders’ Equity
Accounts payable and accrued expense	$16,161	$15,861
Current maturities of capital lease obligation	746	727

Total current liabilities	16,907	16,588
Capital lease obligation	14,682	14,876
Other liabilities	7,724	7,716

Total liabilities	39,313	39,180
Stockholders’ equity	73,465	73,853

	$112,778	$113,033

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